Exhibit 10.4

[Environmental Power Corporation Logo]	Environmental Power Corporation One Cate Street, 4th Floor Portsmouth, New Hampshire 03801 Tel. (603) 431-1780 Fax (603) 431-2650

June 29, 2005

Mr. John F. O’Neill

61 Melrose Street

Melrose, MA 02176

Dear John:

I am pleased to confirm our offer to you to join Environmental Power Corporation (“EPC”) as Chief Financial Officer commencing on July 1, 2005 (the “Start Date”). Please be advised that this offer does not constitute a contract of employment for any specified duration.

The following is an outline of the terms of your employment with EPC:

Title and Responsibilities:	You will serve as Chief Financial Officer and Treasurer of EPC. In this capacity, you will report to EPC’s President and Chief Executive Officer.

Base Salary:	Your base salary will be $7,692.31 for each two-week pay period, which equates to $200,000 on an annualized basis.

Bonus:	You will be eligible to participate at the same level as other executives reporting directly to the Chief Executive Officer of EPC in any bonus plan adopted by EPC from time to time, subject to the terms of any such plan.

Equity Compensation:	Subject to the approval of EPC’s Board of Directors and the approval of EPC’s 2005 Equity Incentive Plan (the “2005 Plan”) by EPC’s stockholders, you will be granted a non-qualified stock option under the 2005 Plan to purchase 150,000 shares of EPC’s Common Stock at a price per share equal to the fair market value of a share of EPC’s Common Stock as determined by the Board of Directors in accordance with the terms of the 2005 Plan (the “Option”). The Option will be vested as to 50,000 shares immediately, with the remaining 100,000 shares vesting in two equal annual installments beginning on July 1, 2006, and will be exercisable for a period of 10 years from the date of grant, subject to your continued employment with EPC. In the event that your employment is terminated without Cause (as defined below), the Option will be exercisable (to the extent vested at the time of termination) for a period of 12 months following such termination.

Benefits:	You will be entitled to such medical, dental, retirement, vacation and other benefits as are made available from time to time to other similarly situated employees of EPC. In addition, you will be entitled to a car allowance comparable to that afforded to other senior executives of EPC.

Termination:

You will be an employee-at-will, and EPC may terminate your employment at any time and for any reason or no reason.

Notwithstanding the foregoing, if EPC terminates your employment without Cause (as defined below), you will be entitled to severance equal to 12 months of your then-current base salary, paid in accordance with EPC’s normal payroll practices. “Cause” shall mean willful misconduct by you or willful failure by you to perform your responsibilities to EPC (including, without limitation, failure to relocate as contemplated below, breach by you of any provision of any employment, consulting, advisory, nondisclosure, non-competition or other

Mr. John F. O’Neill

June 29, 2005

similar agreement between you and EPC).

In addition, if your employment with EPC is terminated by EPC without Cause within six months following a “Change-in-Control” (as defined below) and you are not offered a comparable position with the acquiring entity or any of its affiliates, then you will be entitled to (a) severance equal to 12 months of your then-current base salary, paid in accordance with EPC’s normal payroll practices and (b) the acceleration of vesting of the Option, such that the Option will be exercisable in full. A “Change-in-Control” shall mean the sale of all or substantially all of the capital stock, assets or business of EPC, by merger, consolidation, sale of assets or otherwise (other than (i) than a merger or consolidation in which all or substantially all of the individuals and entities who were beneficial owners of the outstanding voting stock of EPC, immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the outstanding securities entitled to vote generally in the election of directors of the resulting, surviving or acquiring corporation in such transaction or (ii) a sale of any of the capital stock or assets of either of EPC’s subsidiaries involved in the waste coal business, EPC Corporation or Buzzard Power Corporation).

Any payment of severance will be conditioned upon your execution of a full release of all claims in form and substance satisfactory to EPC.

Location of Employment:	You will initially be required to work out of EPC’s headquarters in Portsmouth, New Hampshire. However, you acknowledge that EPC is exploring a change in the location of EPC’s headquarters, such as New York City, and that you will relocate to such location as EPC determines to establish such headquarters. In the event that you are required to relocate, you will be reimbursed for your reasonable, out-of-pocket moving expenses, upon presentation of documentation therefor.

Additional Agreements:	As a condition to your employment, you will be required to execute the Company’s standard form of Employee Proprietary Information and Invention Agreement, a copy of which has been provided to you along with this letter.

Your signature below will indicate your acceptance of this offer of employment on the terms set forth in this letter. Please return a signed copy to me at your earliest convenience.

We look forward to working with you.

Very truly yours,

/s/ Kamlesh R. Tejwani

Kamlesh R. Tejwani

President and Chief Executive Officer

Environmental Power Corporation

ACCEPTED:

/s/ John F. O’Neill

John F. O’Neill

Dated: June 29, 2005